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                                       FORM 8-K



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     ___________



                                    CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 1997



                          AMERICAN TECHNOLOGIES GROUP, INC.
                (Exact name of registrant as specified in its charter)



              NEVADA                    0-23268             95-4307525
 (State or other jurisdiction of      (Commission         (IRS. Employer
 incorporation or organization)       File Number)      Identification No.)



                  1017 SOUTH MOUNTAIN AVENUE,  MONROVIA, CA.  91016
                 (Address of principal executive offices) (zip code)



          Registrant's telephone number, including area code: (626) 357-5000


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ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

    On October 16, 1997 American Technologies Group, Inc. ("ATG" or the "Company") sold for cash to a foreign investor a 7.5% Convertible Debenture Due October 15, 1999 in the amount of Three Million Dollars ($3,000,000) (the "Debenture"). The sale was exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S adopted thereunder.

    Commencing on November 30, 1997, up to one third (1/3rd) of the principal amount of the Debenture together with accrued but unpaid interest may be converted into ATG Common Stock; commencing on December 30, 1997 up to an aggregate of two-thirds (2/3rds) of the principal amount of the Debenture together with accrued but unpaid interest may be converted into ATG Common Stock and commencing on January 29, 1998, one hundred percent (100%) of the principal amount of the Debenture together with accrued but unpaid interest may be converted into ATG Common Stock. The Debenture is convertible into Common Stock at a conversion price per share equal to the lower of (i) $2.775 or (ii) seventy-five percent (75%) of the average closing bid prices of the Common Stock for the five consecutive trading days ending on the trading day immediately preceding the conversion date.

     Settondown Capital International, Ltd. and Corporate Capital
Management, LLC acted as placement agents and together received One Hundred Fifty Thousand Dollars ($150,000) and a Debenture in the principal amount of Two Hundred Twenty-Five Thousand Dollars ($225,000).


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                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       AMERICAN TECHNOLOGIES GROUP, INC.



                                       By: /s/ John Collins
                                           -----------------------------
                                           John Collins
                                           Chairman of the Board and
                                           Chief Executive Officer



                                       Date:  October 30, 1997


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